                                                                     EXHIBIT 2.5
                            HOTEL PURCHASE AGREEMENT




                                 BY AND BETWEEN



                           WYNDHAM HOTEL CORPORATION
                                  as Purchaser



                                      AND



                         VALDOSTA C.I. ASSOCIATES, L.P.
                          and R.T. LAND VENTURE, INC.
                            collectively, as Seller

                               TABLE OF CONTENTS



ARTICLE 1
The Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
------------

ARTICLE 2
Hotel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
-----

ARTICLE 3
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
--------------
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 --------------
         3.2     Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -----------
         3.3     Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -------------

ARTICLE 4
Title Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
----------------
         4.1     Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ----
         4.2     Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ------------
         4.3     Title Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 ----------------
         4.4     UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 ----------
         4.5     Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 ------

ARTICLE 5
Hotel Documents, Inspection and Objections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
------------------------------------------
         5.1     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ---------
         5.2     Hotel Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ---------------
         5.3     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ---------

ARTICLE 6
[DELETED] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
---------

ARTICLE 7
Leases, Occupancy Agreements, FF&E Leases, and Service Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
----------------------------------------------------------------
         7.1     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------

ARTICLE 8
Operation of Hotel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
------------------
         8.1     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------
         8.2     Mechanics Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------------
         8.3     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------
         8.4     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------
         8.5     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------
         8.6     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------

ARTICLE 9
Representations and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
-----------------------------
         9.1     Representations by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ----------------------------
         9.2     Representations by VCIA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -----------------------
         9.3     Representations by RTLV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -----------------------
         9.4     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------
         9.5     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------
         9.6     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------
         9.7     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------
         9.8     [DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------
         9.9     Seller's Actual Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------------------
         9.10    Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------

ARTICLE 10
Conditions Precedent to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
-----------------------------------
         10.1    Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 --------------------
         10.2    Seller's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------------------------------------
         10.3    Title Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------

ARTICLE 11
Closing and Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
-----------------------------
         11.1    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -------
         11.2    Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -------------------
          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.3    Purchaser's Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ----------------------
         11.4    Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ----------
         11.5    Document Preparation and Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 --------------------------------------
         11.6    Reconciliation and Final Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 --------------------------------
         11.7    Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----------------
         11.8    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -------------------

ARTICLE 12
Casualty and Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
-------------------------
         12.1    Risk of Loss; Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 --------------------
         12.2    Purchaser's Termination Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -----------------------------
         12.3    Procedure for Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ---------------------

ARTICLE 13
Default and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
--------------------
         13.1    Purchaser's Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------------------
         13.2    Seller's Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------------
         13.3    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------

ARTICLE 14
Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
-------
         14.1    Identity of Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 -------------------

         14.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 -------------------------
         14.3    Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ----------------------------

ARTICLE 15
Liquor License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
--------------
         15.1    Liquor Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ---------------

ARTICLE 16
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
-------------
         16.1    1031 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -------------
         16.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 -------
         16.3    Entire Agreement; Modification and Waivers; Cumulative Remedies  . . . . . . . . . . . . . . . . . .  23
                 ---------------------------------------------------------------
         16.4    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 --------
         16.5    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ----------------------
         16.6    Article Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ----------------
         16.7    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 -------------
         16.8    Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ------------
         16.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ------------
         16.10   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 --------
         16.11   Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ------------
         16.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ------------
         16.13   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ---------------
         16.14   Qualification on Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 --------------------------------
         16.15   Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ---------------------

                            HOTEL PURCHASE AGREEMENT


         THIS HOTEL PURCHASE AGREEMENT (this "Agreement") is made as of the date last below written by and between VALDOSTA C.I. ASSOCIATES, L.P., a Kansas limited partnership ("VCIA") and R.T. LAND VENTURE, INC., a Kansas corporation ("RTLV") (collectively, "Seller"), and WYNDHAM HOTEL CORPORATION, a Delaware corporation ("Purchaser").

                                   RECITALS:

         A. Seller is the owner of the Hotel (as hereinafter defined) currently licensed and operated as a Clubhouse Hotel.

         B. Seller desires to sell the Hotel to Purchaser, and Purchaser desires to purchase the Hotel from Seller, on the terms and conditions hereinafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                                  THE CONTRACT

         For and in consideration of the mutual benefits enjoyed by one another under this Agreement, Seller agrees to sell and convey the Hotel to Purchaser and Purchaser agrees to purchase and accept conveyance of the Hotel pursuant to the terms and conditions set forth in this Agreement.

                                   ARTICLE 2
                                     HOTEL

         As used in this Agreement, the term "Hotel" shall mean and refer to the following and Seller's businesses operated with respect thereto:

                 (a) The real property more particularly described on Exhibit A attached hereto, together with all rights, alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any-wise appertaining thereto (collectively the "Land");

                 (b) The hotel and all other buildings, structures, fixtures, parking areas, and other improvements presently located upon the Land (collectively, the "Improvements");





HOTEL PURCHASE AGREEMENT - Page 1

                 (c) All tangible personal property and fixtures (which are not part of the improvements of any kind attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, furnishings, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment, all shelving and partitions, all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpet, drapes, beds, furniture, televisions, telephones and other furnishings; and all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils (collectively, the "FF&E");

                 (d) All merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs, and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory except to the extent any applicable law prohibits the transfer of unopened alcoholic beverages, office supplies and stationery, advertising and promotional materials, towels, washcloths, mattresses, pillows, linens and bedding, cleaning, paper and other supplies, napkins and tablecloths, upholstery material, carpets, rugs, furniture, engineers' supplies, paint and painters' supplies, employee uniforms, and pool, tennis court and other recreational area cleaning and maintenance supplies (collectively, the "Supplies");

                 (e) To the extent assignable, (i) all leases, licenses, and other agreements with respect to tenancies of the nature of space leases in the Land or Improvements, together with all amendments, modifications, renewals and extensions thereof and all guaranties by third parties of the obligations of tenants, licensees, and similarly situated parties thereunder (the "Leases"), and (ii) all occupancy agreements, "trade-out" agreements, advance booking agreements, convention reservation agreements, or other similar agreements, other than Leases and other than guest or room bookings, demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of the Improvements or Land together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the holder of the occupancy right and similarly situated parties thereunder (the "Occupancy Agreements");

                 (f) To the extent assignable, all prepaid rents and deposits, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements (collectively the "Deposits"); provided, however, that to the extent Purchaser does not receive the Deposits at Closing, Purchaser shall be entitled to a credit against the cash portion of the Purchase Price (as defined below) in an amount equal to the Deposits, and Purchaser agrees to assume all of Seller's liability and obligations, if any, with regard to the Deposits so received or credited;





HOTEL PURCHASE AGREEMENT - Page 2

                 (g) Any and all of the following to the extent assignable that relate to or affect in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Land, Improvements, Leases, Deposits, Supplies, or FF&E:

                          (i) Contracts and agreements, such as labor, collective bargaining, service, or maintenance contracts, employment agreements, utility contracts, contracts for the purchase of supplies, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, and yellow pages or other advertising agreements, excluding however the franchise agreement with respect to the use of the "Clubhouse" tradename (collectively, the "Service Contracts");

                          (ii) Warranties, guaranties, indemnities, and claims for the benefit of Seller (collectively the "Warranties");

                          (iii) Licenses (including without limitation liquor, beer, wine, bar and similar licenses, unless otherwise herein provided), permits, franchises (including without limitation hotel franchise license agreements), utility reservations, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party so long as assignment can be made without material cost to Seller, excluding however any licensing agreements with respect to the "Clubhouse" tradename and trademark (collectively the "Licenses");

                          (iv) Trade names, trade styles, trade marks, service marks, and other identifying material, and all variations thereof, together with all related goodwill, excluding however the "Clubhouse" name and related service marks (collectively, the "Tradenames");

                          (v) Plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports to the extent in Seller's possession or control (collectively, the "Plans and Specs");

                          (vi) Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements (collectively, the "FF&E Leases");

                 (h) To the extent assignable, Seller's interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service, and telephone service on and for the Land and Improvements, and the foregoing right shall include, but not be limited to the following, to the extent assignable by Seller, (i) the right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Land or Improvements, (ii) all reservations of or commitments covering any such use in the future, and (iii) all wastewater capacity reservations ever issued and relating to the Land or Improvements (all of the foregoing are referred to in this Agreement collectively as the "Utility Reservations");

                 (i) All rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and





HOTEL PURCHASE AGREEMENT - Page 3
egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent or contiguous to or adjoining the Land (collectively, the "Appurtenances");

                 (j) To the extent assignable, all books and records, promotional material, telephone numbers, tenant data, marketing and leasing material and forms, market studies, keys, and other materials of any kind which are or may be used in Seller's ownership or use of the Land, the Improvements or the FF&E, whether any of the foregoing are in hard copy form or in computerized data storage form (collectively, the "Records"); provided, however, (i) that a copy of any such material which constitutes a part of Seller's continuing business or financial records may be retained by Seller and
(ii) that Seller's and Seller's manager's accounting software shall not be conveyed; and

                 (k) Seller's active guest ledger, tray ledger, petty cash, cash drawers, and house accounts as of 6:00 A.M. on the Closing Date but excluding Seller's accounts receivable, reserves, and bank accounts (the "Cash and Equivalents"). The Cash and Equivalents shall be separately paid for by Purchaser by adding the amount thereof to the Purchase Price at Closing.

The Hotel shall be conveyed, assigned, and transferred to Purchaser at Closing,
(i) free and clear of all mortgages, debts, liens, encumbrances, management agreements, security interests, other encumbrances, and prior assignments and conveyances, and (ii) free and clear of all licenses, leases, and other agreements, and all conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title, except for those matters specifically set forth on Exhibit B attached hereto and as described in
Section 6.1 below (the "Conveyance Standard").


                                   ARTICLE 3
                                 PURCHASE PRICE

         3.1 Purchase Price. The total price (the "Purchase Price") for which Seller agrees to sell and convey the Hotel to Purchaser, and which Purchaser agrees to pay or deliver to Seller, subject to the terms of this Agreement, and adjustments as provided herein, shall consist of (a) $2,101,000.00 plus (b) an amount equal to the outstanding principal balance of that certain promissory note executed by VCIA payable to GE Capital Asset Management Corp. dated February 19, 1988 in the original principal amount of $4,500,000 (the "GE Note") which exists on July 1, 1997 plus the amount of any principal payments made thereon prior to the Closing Date plus (c) the sum of the Cash and Equivalents, plus (d) the assignment to Seller of a .84 percent interest in VCIA which is currently owned by Clubhouse Properties, Inc. ("CPI"). The cash portion of the Purchase Price shall be payable to Seller in immediately available funds at the Closing.

         3.2 Allocations. Subject to adjustments in accordance with the terms of this Agreement, the Purchase Price shall be allocated among the Land, Improvements, FF&E, and the





HOTEL PURCHASE AGREEMENT - Page 4
other components of the Hotel in the manner determined by Purchaser and Seller prior to the Closing.

         3.3 Earnest Money. For the purpose of securing the performance of Purchaser under the terms and provisions of this Agreement, Purchaser shall deliver to the Title Company (below defined) within three (3) business days following the full execution hereof, $1,000.00 in cash (the "Earnest Money"). All interest accruing on the Earnest Money shall become a part of and be added to the Earnest Money so that it shall be subject to disbursement or application in the same manner as is the principal of the Earnest Money. The Title Company shall deposit the Earnest Money in an interest bearing account at a bank or savings institution reasonably acceptable to Seller and Purchaser, and all interest accrued thereon shall be reported under Purchaser's federal tax identification number. If the sale of the Hotel is not consummated in accordance with the terms hereof, the Earnest Money, less the sum of $100.00 therefrom which shall be paid to Seller as independent consideration for entering into this Agreement, shall be returned to Purchaser or delivered to Seller as liquidated damages as herein provided. If the sale of the Hotel is consummated in accordance with the terms hereof, the Earnest Money, less such $100.00 independent consideration, shall be applied to the Purchase Price.


                                   ARTICLE 4
                                TITLE DELIVERIES

         4.1 Deed. On the Closing Date, Seller shall convey, transfer, and assign title to the Hotel to Purchaser. The Land, Improvements and Appurtenances shall be conveyed to Purchaser by Seller's Special Warranty Deed in a form reasonably acceptable to both Purchaser and Seller ("Seller's Deed") conveying good, indefeasible, and insurable fee simple title to the Land and Improvements, in accordance with the Conveyance Standard.

         4.2 Bill of Sale. The FF&E, Supplies, Warranties, Licenses, Tradenames, Plans and Specs, Utility Reservations, Records, Deposits, Cash and Equivalents, and other personal property shall be conveyed to Purchaser (and/or, at Purchaser's option, Purchaser's lessee or other designee) by Seller's Special Warranty Bill of Sale, Assignment and Assumption Agreement in a form reasonably acceptable to both Purchaser and Seller (the "Bill of Sale") conveying good title to all such property in accordance with the Conveyance Standard.

         4.3 Title Commitment. As soon as practicable but no later than ten (10) days after the execution of this Agreement, Purchaser shall obtain (and promptly deliver a copy to Seller) the following:

                 (a) A Commitment for Title Insurance (the "Title Commitment") issued for Chicago Title Insurance Company ("Chicago") or other title company designated by Purchaser, issued through American Title Insurance Company, 6029 Beltline Road, Suite 250, Dallas, Texas 75240, Attention: Carole Badgett (972/789-8426) (the "Title Company"), for the most recent form of owner's policy and Loan Policy covering the Land and Improvements, in the full amount of the Purchase Price and endorsed as Purchaser or its lender may reasonably require, setting forth the current status of the title to the Land and Improvements, showing all liens, claims,





HOTEL PURCHASE AGREEMENT - Page 5
encumbrances, easements, rights of way, encroachments, reservations, restrictions, and any other matters affecting the Land and Improvements, and pursuant to which the Title Company agrees to issue to Purchaser at Closing an Owner Policy of Title Insurance (the "Title Policy") on the most recent form of ALTA owner's policy and loan policy (as above provided) as endorsed as Purchaser or its lender may reasonably require; and

                 (b) A true, complete, and legible copy of all documents and instruments (as recorded, where applicable) (the "Supporting Documents") referred to or identified in the Title Commitment, including, but not limited to, all deeds and other conveyance documents evidencing transfer of title into Seller, lien instruments, leases, plats, surveys, reservations, restrictions, and easements.

         4.4 UCC Search. As soon as practicable but no later than ten (10) days after the execution of this Agreement, Purchaser shall obtain (and promptly deliver a copy to Seller) current written reports on those names requested by Purchaser (the "UCC Searches") from the Office of the Secretary of State of the State where the Hotel is located and the deed recording offices of the county where the Hotel is located reflecting the results of current searches of the Uniform Commercial Code Records maintained by such offices.

         4.5 Survey. As soon as practicable but no later than ten (10) days after the execution of this Agreement, Purchaser shall obtain (and promptly deliver a copy to Seller) a current "as built" survey (the "Survey") of the Land and Improvements made on the ground and certified by a professional land surveyor licensed in the state in which the Hotel is located and approved by the Title Company and Purchaser (the "Surveyor"). Except as Purchaser shall otherwise direct, the Survey must be prepared, and the field work surveying must be conducted, in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Real Property Title Surveys and the items set forth in Table A thereto (other than contours and elevations of the Land but including elevations of the Improvements) and, except as Purchaser shall otherwise direct, shall (i) accurately show the locations and dimensions of all existing easements, fire hydrants, fences, encroachments, conflicts, protrusions, alleys, streets and roads (including median and curb cuts), and rights-of-way on or adjacent to or serving the Land which are visible on the ground or listed in the Title Commitment (with recording information shown if applicable); (ii) accurately show the locations of all existing improvements, monuments, sidewalks, driveways, parking lots (with striped spaces shown) and other visible items on the Land; (iii) accurately show all areas designated as being flood prone or subject to special flood hazards or other hazardous conditions according to the most current official maps of the Flood Insurance Administration, the Federal Emergency Management Agency or any other public or semi-public body charged with determining the existence of such conditions which has jurisdiction over the Hotel; (iv) set forth a metes and bounds description of the Land and all on the ground Appurtenances tied at all corners to physical monuments and on all sides and curves to adjoining tracts (with any discrepancies fully reconciled) and a description by reference to the recorded plat or map of the Land; and (v) contain a certification by the Surveyor in form reasonably acceptable and addressed to Seller, Purchaser and the Title Company, indicating that the Survey was made on the ground and accurately shows all the matters required above. If different from the description contained in Exhibit A attached to this Agreement, the legal description of the Land contained in the Survey, once the correctness thereof has been confirmed by Seller, Purchaser and the Title





HOTEL PURCHASE AGREEMENT - Page 6

Company, shall be substituted for the description of the Land contained in said Exhibit A and this Agreement shall be deemed amended by the substitution of the legal description of the Land contained in the Survey as a new Exhibit A without the necessity of the parties executing any additional written amendments to this Agreement provided that the Title Company shall accept such description to be used in the Owner Policy of Title Insurance, in Seller's Deed, and in any Loan Policy of Title Insurance and any mortgage to be delivered to any lender at Closing.


                                   ARTICLE 5
                   HOTEL DOCUMENTS, INSPECTION AND OBJECTIONS

         5.1     [DELETED]

         5.2 Hotel Documents. As soon as practicable but in no event later than ten (10) days after the execution hereof, Seller, at Seller's sole cost and expense, will, to the extent not heretofore delivered to Purchaser pursuant to the Agreement and Plan of Merger dated as of July 21, 1997 by and among Purchaser, WHC Acquisition Corporation, and ClubHouse Hotels, Inc., David H. Aull and Roland W. Samples (the "Merger Agreement"), deliver to Purchaser true, correct and complete copies (or where specifically indicated, original counterparts) of the following, together with all amendments, modifications, renewals or extensions thereof:

                          (i) All Warranties relating to the Hotel or any part thereof which are still in effect;

                          (ii)    [DELETED]

                          (iii)   All Licenses;

                          (iv)    [DELETED]

                          (v) To the extent in Seller's possession or control or readily obtainable without material expense, all engineering and architectural plans, drawings and specifications relating to the Hotel, as well as copies of any environmental reports, boundary and/or improvements surveys, engineering reports and subsurface studies affecting the Hotel.

                          (vi) All Services Contracts and a schedule of such Service Contracts including, without limitation, a schedule of media and advertising commitments and programs (the "Schedule of Service Contracts");

                          (vii) All Leases, a schedule of such Leases (the "Schedule of Leases") and all agreements for real estate commissions, brokerage fees, finder's fees or other compensation payable by Seller in connection therewith which would be binding on Purchaser after Closing;





HOTEL PURCHASE AGREEMENT - Page 7

                          (viii) A list of all governmental authorities to which taxes are paid by Seller or its manager in connection with the operation of the Hotel (other than income and franchise taxes) and the account number and/or taxpayer identification number associated with each;

                          (ix) To the extent in Seller's possession or control, all notices received from governmental authorities in connection with the Hotel within the most recent twelve (12) months;

                          (x)     [DELETED]

                          (xi) All FF&E Leases and a schedule of such FF&E Leases (the "Schedule of FF&E Leases");

                          (xii) Seller's franchise and/or agreement and guest comments results with respect to the Hotel;

                          (xiii) The most recent inventory of the FF&E and Supplies to the extent such inventory exists;

                          (xiv) A schedule of the Deposits and the Utility Reservations (the "Schedule of Deposits and Utility Reservations");

                          (xv)    [DELETED]

                          (xvi) Such other documents or information to the extent in Seller's possession or control as may be reasonably requested by Purchaser.

         5.3     [DELETED]


                                   ARTICLE 6
                                   [DELETED]



                                   ARTICLE 7
        LEASES, OCCUPANCY AGREEMENTS, FF&E LEASES, AND SERVICE CONTRACTS

         7.1 Schedules. Seller hereby warrants, represents, and certifies unto Purchaser, to the best of Seller's knowledge and belief, in all material respects (i) that the Schedule of Service Contracts, Schedule of FF&E Leases, Schedule of Leases, and Schedule of Deposits and Utility Reservations, when delivered, will be a true, correct, and complete list of all Service Contracts, all FF&E Leases, all Leases, and all Deposits and Utility Reservations in effect at that time, (ii) that the copies of the Service Contracts, FF&E Leases, and Leases when delivered to Purchaser, will be true, complete and correct copies of such Service Contracts, FF&E Leases, and Leases





HOTEL PURCHASE AGREEMENT - Page 8

(including without limitation, all amendments, modifications, renewals, and extensions thereof), and (iii) that the Service Contracts, FF&E Leases, Leases and Occupancy Agreements are in full force and effect and, to Seller's actual knowledge, no default (beyond applicable grace or cure periods) exists thereunder and no condition exists that, with the giving of notice or passage of time, or both, would constitute a default. The term "Tenant" shall refer only to tenants under Leases and not guests of the Hotel.

                                   ARTICLE 8
                               OPERATION OF HOTEL

         8.1     [DELETED]

         8.2 Mechanics Liens. Seller hereby covenants that all work required to be done prior to the Closing Date under the terms of any Lease or License has been or will be performed and fully paid for by Seller prior to the Closing Date in accordance with the terms of such Lease or License, and all mechanics' and materialmen's liens arising from any labor or material furnished prior to the Closing Date will be discharged so as to be omitted from Purchaser's Title Policy.

         8.3     [DELETED]

         8.4     [DELETED]

         8.5     [DELETED]

         8.6     [DELETED]




                                   ARTICLE 9
                         REPRESENTATIONS AND COVENANTS

         9.1 Representations by Purchaser. Purchaser hereby represents and warrants unto Seller that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

                 (a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and, other than qualifying to do business in the state where the Hotel is located, has full right, power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement require no further action or approval of Purchaser's shareholders, directors, members, managers or partners (as the case may be) or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Purchaser. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act.





HOTEL PURCHASE AGREEMENT - Page 9

                 (b) Purchaser is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

                 (c) To Purchaser's actual knowledge, none among the entry into, performance of, or compliance with this Agreement by Purchaser has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Purchaser; provided however, Purchaser's lender has certain approval rights, which it may exercise in connection with the acquisition of the Hotel.

                 (d) There is no action, suit or proceeding pending, or to Purchaser's actual knowledge threatened, against or affecting the Purchaser in any court or before any arbitrator or before any governmental agency or other instrumentality which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Purchaser, (c) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Hotel, any part thereof or any interest therein or (e) could adversely affect the Hotel, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

                 (e) No Act of Bankruptcy (below defined) has occurred with respect to the Purchaser. "Act of Bankruptcy" means that a party hereto or any general partner or member thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if an involuntary proceeding or case shall be commenced in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner or managing member, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or managing member or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect), judgment, or decree approving or ordering any





HOTEL PURCHASE AGREEMENT - Page 10
of the foregoing shall be entered and continue unstayed and in effect, in any such case for a period of 60 consecutive days.

         9.2 Representations by VCIA. VCIA hereby represents and warrants unto Purchaser that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

                 (a) VCIA is duly organized, validly existing and in good standing under the laws of the State of Kansas, and has full right, power and authority to enter into this Agreement and to assume and perform all of their obligations under this Agreement, and the execution and delivery of this Agreement and the performance by VCIA of its obligations under this Agreement require no further action or approval of the shareholders, directors, members, managers or partners of VCIA or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of VCIA. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act. No person or entity owns any interest in the Hotel other than VCIA and RTLV.

                 (b) VCIA is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

                 (c) To VCIA's actual knowledge, and except to the extent that certain items are to be discharged as of the Closing, none among the entry into, the performance of, or compliance with this Agreement by VCIA has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, operating agreement, regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or reputation applicable to VCIA or to the Hotel which will, in any one case or in the aggregate, materially and adversely affect the ownership or operation of the Hotel or VCIA's ability to consummate the transactions contemplated hereby.

                 (d) No Act of Bankruptcy has occurred with respect to VCIA.

         9.3 Representations by RTLV. RTLV hereby represents and warrants unto Purchaser that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

                 (a) RTLV is duly organized, validly existing and in good standing under the laws of the State of Kansas, and has full right, power and authority to enter into this Agreement and to assume and perform all of their obligations under this Agreement, and the execution and delivery of this Agreement and the performance by RTLV of its obligations under this Agreement require no further action or approval of the shareholders, directors, members, managers or partners of RTLV or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of RTLV. The individuals and/or entities signing below in





HOTEL PURCHASE AGREEMENT - Page 11
the indicated representative capacities are fully authorized so to act. No person or entity owns any interest in the Hotel other than VCIA and RTLV.

                 (b) RTLV is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

                 (c) To RTLV's actual knowledge, and except to the extent that certain items are to be discharged as of the Closing, none among the entry into, the performance of, or compliance with this Agreement by RTLV has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, operating agreement, regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or reputation applicable to RTLV or to the Hotel which will, in any one case or in the aggregate, materially and adversely affect the ownership or operation of the Hotel or RTLV's ability to consummate the transactions contemplated hereby.

                 (d) No Act of Bankruptcy has occurred with respect to RTLV.

         9.4     [DELETED]

         9.5     [DELETED]

         9.6     [DELETED]

         9.7     [DELETED]

         9.8     [DELETED]

         9.9 Seller's Actual Knowledge. For the purpose of this Agreement, the phrase "Seller's knowledge" or "Seller's actual knowledge" means (a) facts that are actually known to VCIA or RTLV (as the case may be) and shall not include facts that on any theory of law might be attributable to VCIA or RTLV (as the case may be) by reason of a principal-agent or other similar relationship but which are not actually known to VCIA or RTLV (as the case may be), and (b) without inquiry, so that VCIA or RTLV (as the case may be) shall not be required to have performed any due diligence, other than review of their files as to the subject matter of the representations or warranties contained herein, with respect to the matters covered by this Agreement.

         9.10 Investigation. Purchaser acknowledges and agrees that, except as expressly otherwise provided in this Agreement, it is relying on its own independent factual, physical, and legal inspections and examinations of the Hotel. Except as otherwise provided in this Agreement, Purchaser shall accept the Hotel "AS IS," and "with all faults," and subject only to the terms and conditions of this Agreement. EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL EXPRESS AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. Purchaser acknowledges that Seller





HOTEL PURCHASE AGREEMENT - Page 12
has not made any representation, warranty, or statement, or held out any inducements to Purchaser, other than those expressly made in this Agreement, and Seller shall not be liable or bound in any manner by express or implied warranties, guarantees, promises, statements, representations or information pertaining to the Hotel, its physical or structural condition, permits, licenses, leases, rents, income, cash flow, gross income, net income, profits, earnings, occupancies, expenses or operations, or any other matter or thing, except as specifically set forth in this Agreement. Purchaser acknowledges that Seller shall not be bound or liable in any manner by any verbal or written statements, representations or any information pertaining to the Hotel, furnished or claimed to have been furnished by any person or party, agent, contractors, engineer, consultant or employee, unless the same is specifically set forth herein, and the parties acknowledge that all prior communications and negotiations between the parties have been merged into this Agreement. Notwithstanding anything to the contrary contained herein; Seller acknowledges and agrees that Purchaser is relying upon certain warranties and representations made to its affiliates in the Merger Agreement including, without limitation, representations and warranties concerning VCIA and the Hotel.


         9.11 Delivery on Closing Date. On the Closing Date, Seller shall deliver to Purchaser possession of the Hotel free and clear of all tenancies of every kind and parties in possession, except for the Tenants under the Leases and guests in the Hotel, and with all parts of the Hotel (including, without limitation, the Improvements and FF&E) in substantially the same condition as the same were on the date of this Agreement, normal wear only excepted.


                                   ARTICLE 10
                      CONDITIONS PRECEDENT TO THE CLOSING

         Purchaser's obligations to consummate the Closing are subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Article 10, all of which shall be conditions precedent to Purchaser's obligations under this Agreement. If the conditions in this
Article 10 fail for any reason, Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser within five (5) days after any such termination, and neither party shall have any further rights or obligations one to the other. Notwithstanding the foregoing, Purchaser, in its sole discretion, may waive any such condition by notice to Seller.

         10.1 Seller's Obligations. Seller shall have performed or shall perform concurrently with Closing all obligations of Seller hereunder which are to be performed prior to or concurrently with Closing.

         10.2 Seller's Representations and Warranties. Seller's representations and warranties set forth in Section 9.2 shall be true and correct in all material respects as if made again on the Closing Date.

         10.3 Title Policy. Seller shall be able and willing to deliver title to the Land and Improvements which is insurable in accordance with and pursuant to the Title Commitment as





HOTEL PURCHASE AGREEMENT - Page 13
approved by Purchaser under the terms of this Agreement, subject only to the Permitted Exceptions.

         10.4 Merger. The merger contemplated by the Merger Agreement shall be occurring contemporaneously with the Closing.


                                   ARTICLE 11
                         CLOSING AND CLOSING DOCUMENTS

         11.1 Closing. The consummation and closing (the "Closing") of the transaction contemplated under this Agreement shall take place at the offices of Locke Purnell Rain Harrell in Dallas, Texas, or such other place as is mutually agreeable to the parties at the Effective Time on the Closing Date (in each case, as defined in the Merger Agreement).

         11.2 Seller's Deliveries. At the Closing and at Seller's sole cost and expense, Seller shall deliver the following to the Title Company for delivery to, or processing in accordance with the instructions of, Purchaser in addition to all other items required to be delivered to Purchaser by Seller:

                 (a) Seller's Deed. Seller's Deed duly executed and acknowledged by Seller;

                 (b) Bill of Sale. The Bill of Sale duly executed and acknowledged by Seller;

                 (c) Assignment and Assumption of Leases, FF&E Leases, Service Contracts and Occupancy Agreements. An Assignment and Assumption of all of the Leases, FF&E Leases, Service Contracts, and Occupancy Agreements, in a form reasonably acceptable to, and duly executed by, both Purchaser and Seller (the "Assignment");

                 (d) FIRPTA Affidavit. An affidavit from Seller in form and substance acceptable to Purchaser, as required by Section 1445 of the Internal Revenue Code, specifying (i) that Seller is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income tax regulations), (ii) Seller's taxpayer identification number or U.S. employer identification number, (iii) Seller's office address, and (iv) such other matters as Purchaser may reasonably require in order to satisfy itself that no withholding is required under Section 1445 of the Internal Revenue Code including an indemnity against any claim for taxes which should have been withheld;

                 (e) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title from Seller to Purchaser of any motor vehicles used in connection with the Hotel's operations;

                 (f) Authority Documents. Evidence satisfactory to Purchaser that the person or persons executing the closing documents on behalf of Seller have full right, power and





HOTEL PURCHASE AGREEMENT - Page 14
         authority to do so, and the following documentation: (i) the Certificate of the Secretary (or similarly appointed partner or member) of Seller certifying attached copies of the articles of incorporation or organization, By-Laws, operating agreement, partnership agreement, or other organizational documentation, and enabling resolutions of Seller and all entity constituents of Seller as true and correct, unamended, and continuing, and of the incumbency of its or their officers, partners, or members, (ii) Certificates of Existence and Good Standing from the Secretary of State of Seller's incorporation or organization, and (iii) from the Secretary of State of the state where the Hotel is located, a Certificate of Existence and Qualification to Do Business in such state;

                 (g)      [Deleted]

                 (h) Miscellaneous. Such other instruments as are customarily executed in the county and State where the Hotel is located to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel. Such instruments shall include, if appropriate, any documents required effectively to transfer the Utility Reservations by Seller to Purchaser;

                 (i) Plans, Keys, and Records. To the extent not previously delivered to and in the possession of Purchaser, all Plans and Specs, all keys, access cards, and combinations for the Hotel (which shall be properly tagged for identification), all Records, and all Licenses;

                 (j) Original Documents. To the extent in Seller's possession or control, originals (or copies if no Originals exists) of all of the documents and agreements covered by the foregoing that have not already been delivered to Purchaser and all Occupancy Agreements;

                 (k) Updates. A complete list of all advance room reservations, functions and the like, in reasonable detail specified by Purchaser;

                 (l) Termination of Agreements. Unless Purchaser otherwise agrees, fully executed and effective terminations of all management agreements with respect to the Hotel.

         11.3 Purchaser's Deliveries. At the Closing and at Purchaser's sole cost and expense, Purchaser shall deliver the following to the Title Company for delivery to Seller:

                 (a) Purchase Price. The Purchase Price described in clauses (a) through (c) of Section 3.1, plus or minus the adjustments to be made at the Closing in accordance with the terms of this Agreement;

                 (b)      Assignment.  The Assignment;





HOTEL PURCHASE AGREEMENT - Page 15

                 (c) Transfer. An Assignment of Partnership Interest as described in clause (d) of Section 3.1;

                 (d) Authority Documents. Evidence satisfactory to Seller that the person or persons executing the closing documents on behalf of Purchaser have full right, power and authority to do so; and

                 (e) Miscellaneous. Such other instruments as are customarily executed by the purchaser in the county and State where the Hotel is located to effectuate the purchase of property similar to the Hotel.

         11.4 Prorations. All income and expenses with respect to the Hotel, and applicable to the period of time before and after Closing determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as set forth herein. Unless otherwise explicitly provided in this Agreement, Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. At Closing, the following items of revenue and expense shall be prorated, adjusted and appropriated as of 6:00 A.M. (except as otherwise provided) on the Closing Date:

                 (a) Hotel Taxes. Real estate taxes, personal property, use, sales, occupancy, hotel/motel, employment, other similar taxes, assessments (special or otherwise), and sewer rents, that will be due and payable on the Hotel for periods prior to the date on which the Closing occurs. To the extent that the exact amount of such taxes, assessments and rents cannot be ascertained on the date of Closing, the parties shall make an estimate of such sums and such amount shall either be credited to Purchaser or escrowed with the Title Company until such amount is ascertainable at which time, Seller and Purchaser shall readjust the amounts thereof to be paid by each party to the end that Seller shall pay for those such taxes, assessments and rents attributable to the period of time prior to the Closing Date, and Purchaser shall pay for same which are attributable to the Closing Date and thereafter.

                 (b) Operating Costs. All costs and expenses of operating the Hotel, including without limitation amounts paid or payable under the Service Contracts, the FF&E Leases, the Leases, the Occupancy Agreements, the Licenses, and costs and expenses associated with employees for which Seller is liable pursuant to Section 8.6 hereof;

                 (c) Lease Rents. Rents under Leases and other revenues as and when collected;

                 (d) Revenues. Guest, convention, room, food, beverage, and all other charges and revenues for services rendered and the operation of all departments of the Hotel, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of the Hotel and any other revenues, as and when collected, provided, however, that food, room service and restaurant revenue shall be apportioned as of the closing of dinner service hours at each restaurant on the evening preceding the Closing Date, and bar revenues shall be read, measured (and tapes preserved) and apportioned as of the closing of such bars in the morning of





HOTEL PURCHASE AGREEMENT - Page 16
the Closing Date (or in the preceding evening, if applicable) and provided further that room rental receipts through the night before Closing shall belong to Seller, though Seller shall be responsible for all room maid service costs for such night. All cash, checks, and other funds, and all other notes, security and other evidence of indebtedness located at the Hotel on the Closing Date and balances on deposit to the credit of the Seller with banking institutions are and shall remain the property of the Seller and are not included in this sale. The amount of the Cash and Equivalents shall be added to the Purchase Price,

                 (e) Miscellaneous. Fees and expenses for music, entertainment, trade association dues, trade subscriptions, coin machine income, and washroom and checkroom income; and

                 (f) Deposits. Purchaser shall receive a cash credit in an amount equal to the sum of all prepaid rentals and all security deposits, cleaning fees and deposits and other deposits paid under any Lease and not properly applied as of the Closing to a monetary obligation of the related Tenant.

         11.5 Document Preparation and Closing Costs. The cost of preparing or obtaining documents to be delivered by Purchaser or Seller pursuant to this Agreement shall be paid by Seller. Seller shall pay for all sales, transfer and recording fees and taxes, Title Policy premiums for the ALTA Owner Policy of Title Insurance pursuant to the Title Commitment in the amount of the Purchase Price, and all transfer, assumption and/or assignment fees and charges imposed by any party having an interest in the Hotel (other than for Purchaser's debt instruments and except as provided in Sections 15.1 and 16.1 below). Purchaser shall pay all fees and charges with respect to Survey costs, and Purchaser's debt instruments and as provided in Sections 15.1 and 16.1 below.

         11.6 Reconciliation and Final Payment. Seller and Purchaser shall reasonably cooperate after Closing to make a final determination of the prorations required hereunder as promptly as possible, and in any event by the date the "Working Capital Adjustment Amount" is finally determined under the Merger Agreement (the "Settlement Date"). On the Settlement Date, the party which owes the other party any sums hereunder shall pay such party such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

         11.7 Accounts Payable. Purchaser shall not be responsible for the payment of any accounts payable and other debts relating to the Hotel which have accrued prior to or as of the Closing except to the extent the Purchaser has received a credit therefor under the proration provisions of Sections 11.4 and 11.6 of this Agreement. Purchaser shall be responsible for the particular accounts payable relating to the Hotel arising and accruing after the Closing to the extent the Purchase Price is not adjusted in favor of Seller under the same provisions.

         11.8 Accounts Receivable. Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts will be remitted at least once a month to Seller in the form received. These amounts shall specifically include, without limitation, amounts collected from any taxing authority





HOTEL PURCHASE AGREEMENT - Page 17
on account of a successful tax contest resulting in a recovery of previously paid taxes; to the extent any such tax recovery applicable to the period prior to the Closing Date is in the form of credits or rebates in tax periods after the Closing Date, the cash amount equivalent to such credits or rebates attributable to the period prior to the Closing Date shall be promptly paid by Purchaser to Seller. If Purchaser collects any accounts receivable or revenues which are not attributed to any particular period, Purchaser shall use reasonable efforts to ascertain from the payor the applicable period to which such receivables or revenue apply, but if Purchaser is unable to do so, it will be presumed that they first apply to post-Closing periods. Purchaser acknowledges that following the Closing, Seller is permitted to collect accounts receivable accrued prior to the Closing Date.


                                   ARTICLE 12
                           CASUALTY AND CONDEMNATION

         12.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Hotel to Purchaser in accordance with this Agreement, all risk of loss to the Hotel (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel. Seller shall give Purchaser immediate written notice of such loss, damage or condemnation proceeding.

         12.2 Purchaser's Termination Right. If, prior to Closing and the delivery of possession of the Hotel to Purchaser in accordance with this Agreement, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Purchaser shall have the option to terminate this Agreement provided it delivers written notice to Seller of its election so to terminate this Agreement within ten (10) days after the date Seller has delivered Purchaser written notice of any such loss, damage or condemnation (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation), and in such event all Earnest Money shall be delivered to Purchaser and thereafter no party shall have any further obligation or liability to the other under this Agreement. In the context of condemnation, "substantial" shall mean condemnation of such portion of the Hotel as would, in Purchaser's sole judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, "substantial" shall mean a loss or damage in excess of $250,000 in value.

         12.3 Procedure for Closing. If Purchaser shall not timely elect to terminate this Agreement under Section 12.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Purchaser at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same plus an amount equal to the insurance deductible, if any, and assign to Purchaser all insurance proceeds and condemnation awards payable as a result of the same in which event the Closing shall occur without Seller replacing or repairing such damage.





HOTEL PURCHASE AGREEMENT - Page 18

                                   ARTICLE 13
                              DEFAULT AND REMEDIES

         13.1 Purchaser's Default. If, at or prior to Closing, for any reason other than termination hereof pursuant to a right granted to Purchaser hereunder to do so or because of an uncured default by Seller (i) Purchaser refuses or fails to consummate the purchase of the Hotel pursuant to this Agreement, or (ii) Purchaser shall otherwise fail in any material respect to perform any of its material obligations as and when required hereunder, or if, at or prior to Closing, any representation or warranty made by or on behalf of Purchaser herein shall have been materially incorrect when made, then Seller shall give Purchaser and the Title Company written notice specifying the nature of the default, and Purchaser shall have ten (10) days from receipt of Seller's notice within which to cure the specified default. If at the end of the ten
(10) day period the default is still not cured, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by giving Purchaser and the Title Company written notice thereof, in which event neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser). Notwithstanding the foregoing, in the event of any default by Purchaser under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Seller shall discover after Closing that any warranty or representation made by Purchaser herein or in connection with the transaction contemplated herein was materially incorrect or breached when made, Seller shall have any and all rights and remedies available at law or in equity by reason of such default. If Purchaser terminates this Agreement pursuant to a right granted to Purchaser hereunder to do so, then neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser).

         13.2 Seller's Default. If, at or prior to Closing, for any reason other than termination hereof pursuant to a right granted to Seller hereunder to do so or because of an uncured default by Purchaser (i) Seller refuses or fails to consummate the transaction contemplated by this Agreement, or (ii) otherwise wrongfully fails to perform any of its obligations or agreements hereunder, or if, at or prior to Closing, any representation or warranty made by or on behalf of Seller herein shall have been materially incorrect when made, then Purchaser shall give Seller and the Title Company written notice specifying the nature of the default, and Seller shall have ten (10) days from receipt of Purchaser's notice within which to cure the specified default. If at the end of the ten (10) day period, the default is still not cured, then Purchaser, as its sole remedies, shall have the right to do any one or more of the following:

                 (a) Terminate this Agreement by written notice given to Seller and the Title Company within fifteen (15) days of the expiration of the ten (10) day cure period; or

                 (b)      Seek specific performance of this Agreement.

Notwithstanding the foregoing, in the event of any default by Seller under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Purchaser shall discover after Closing that any





HOTEL PURCHASE AGREEMENT - Page 19
warranty or representation made by Seller herein or in connection with the transaction contemplated herein was materially incorrect or breached when made, Purchaser shall have any and all rights and remedies available at law or in equity by reason of such default.

         13.3 Survival. Neither Purchaser's nor Seller's attendance or appearance at Closing shall be deemed to nullify or void the provisions of this
Article 13.


                                   ARTICLE 14
                                    BROKERS

         14.1 Identity of Brokers. The parties hereto represent to each other that they dealt with no finder, broker or consultant in connection with this Agreement or the transactions contemplated hereby except for Smith Barney, whose fees shall be paid by Seller.

         14.2 Indemnification by Seller. Seller agrees to, and hereby does, indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based in whole or in part on any agreements entered into by Seller or its representatives for a commission or other compensation.

         14.3 Indemnification by Purchaser. Purchaser agrees to, and hereby does, indemnify and save harmless Seller and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based on any agreements entered into by Purchaser or its representatives for a commission or other compensation.


                                   ARTICLE 15
                                 LIQUOR LICENSE

         15.1 Liquor Licenses. (a) Purchaser and Seller recognize that the issuance of the Liquor License (defined below) is statutorily regulated pursuant to Georgia law, and is subject to the approval of certain governmental authorities (the "ABC"). In order to comply with these statutory requirements, Purchaser and any other parties holding a Liquor License shall execute applications for issuance of the Liquor License, and Seller shall cooperate in completing applications to the ABC. To the extent legally permissible, pending issuance of the Liquor License, Purchaser or its designee (in this context, "Operator") may enter into an interim arrangement with Seller for the use of the original Liquor License, and, upon request of Purchaser, Seller shall join in such agreement; provided, however, this interim arrangement shall





HOTEL PURCHASE AGREEMENT - Page 20
be a temporary measure until issuance of the Liquor License can be accomplished but in no event without Seller's consent, longer than ninety (90) days following Closing. This provision shall survive the Closing.

                 (b) Purchaser shall be responsible for complying at its sole cost and expense, with all statutes and regulations applicable to the issuance of the Liquor License including, without limitation, paying all license and transfer fees and costs of recordation and publication.

                 (c) "Liquor Licenses" shall mean collectively any alcoholic beverage, liquor, beer and/or wine licenses and/or permits which are necessary for the operation of the Hotel.

                 (d) If Operator and Seller enter into the interim agreement described in subsection (a) above, (i) Purchaser and Operator shall indemnify, defend and hold Seller harmless from any liability, damages, claims, costs, penalties, losses or expenses (including reasonable attorney's fees) encountered by Seller in connection with, arising out of, or growing from such operations and the sale of alcoholic beverages at and from the restaurants, bars and lounges located at the Hotel during said period of time, and (ii) Purchaser or Operator shall reimburse Seller for Seller's costs in maintaining the Liquor Licenses in full force and effect. In no event shall Seller be required to obtain any additional liquor or alcoholic beverage licenses which Seller does not possess at the time of Closing. Purchaser shall be responsible for all application and issuance fees for the transfer and/or issuance to Purchaser of the Liquor Licenses.


                                   ARTICLE 16
                                 MISCELLANEOUS

         16.1 1031 Exchange. Purchaser agrees to cooperate with Seller in connection with a tax-free exchange of the Property provided, however, (i) Purchaser shall not be required to execute any documents or take any action which may impose liability on Purchaser, and (ii) Purchaser shall not take title to any exchange property which Seller seeks to acquire. Seller shall hold Purchaser harmless from all loss, cost, expense and liability arising out of or related to the tax free exchange transaction involving the Property.

         16.2 Notices. Any notice provided for by this Agreement and any other notice, demand or communication which any party may wish to send to another shall be in Writing and either delivered in person or sent by registered or certified mail, return receipt requested, or recognized overnight courier requiring signature upon receipt, in a sealed envelope, postage prepaid, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth in this Section. Purchaser's address for all purposes under this Agreement shall be the following:

                 Wyndham Hotel Corporation
                 2001 Bryan Tower
                 Suite 2300
                 Dallas, Texas 75201
                 Attention:  Diane Parmerlee





HOTEL PURCHASE AGREEMENT - Page 21
         with a copy to:

                 Locke Purnell Rain Harrell
                 2200 Ross Avenue
                 Suite 2200
                 Dallas, Texas 75201
                 Attention:  J. Mitchell Bell

Seller's address for all purposes under this Agreement shall be the following:

                 ClubHouse Hotels, Inc.
                 11230 College Boulevard, Suite 130
                 Overland Park, Kansas 66210-2700
                 Attention:  Mr. Ron Samples

         with a copy to:

                 Hunton & Williams
                 951 Byrd Street
                 Riverfront Plaza, East Tower
                 Richmond, Virginia 23219
                 Attention: Allen Goolsby, Esq.

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

         16.3 Entire Agreement; Modification and Waivers; Cumulative Remedies. This Agreement constitutes the entire agreement between the parties hereto and may not be modified or amended except by an instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. All rights, powers, options or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.





HOTEL PURCHASE AGREEMENT - Page 22

         16.4 Exhibits. All exhibits referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.

         16.5 Successors and Assigns. Purchaser may assign its rights under this Agreement to any limited partnership, limited liability company or other entity to be formed for the purpose of purchasing the Hotel so long as such entity is controlled by Purchaser or by an affiliate of Purchaser or Purchaser or an affiliate of Purchaser is an investor or co-owner of such entity, and, in any case, and Purchaser provides notice thereof to Seller prior to Closing.
Any such assignment shall not relieve Purchaser of its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, Seller and Purchaser and their respective legal representatives, successors, and assigns. Whenever a reference is made in this Agreement to Purchaser, it shall include Purchaser's successors and assigns under this Agreement.

         16.6 Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

         16.7 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State where the Hotel is located.

         16.8 Time Periods. If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State where the Hotel is located or of the federal Government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. Time is of the essence in this Agreement.

         16.9 Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

         16.10 Survival. All covenants, agreements and indemnities contained in the Agreement which contemplate performance after the Closing Date shall survive the Closing. All representations and warranties contained in this Agreement shall expressly survive the Closing for a period of one (1) year. None of the foregoing shall be deemed to merge into, or be waived by, Seller's Deed or any other closing documents. Each of Seller's representations, warranties and covenants contained in this Agreement is intended for the benefit of Purchaser and may be waived in whole or in part by Purchaser, but only by an instrument in writing signed by Purchaser. No investigation, audit, inspection, review or the like conducted by or on behalf of Purchaser shall be deemed to terminate the effect of any such representations, warranties and covenants. Purchaser has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Purchaser to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller.
Except as expressly set forth herein, Seller makes no other representation or warranty with respect to any matter relating to the Hotel or any part thereof.





HOTEL PURCHASE AGREEMENT - Page 23

         16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Seller, Purchaser and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder. However, the foregoing shall not be deemed to (i) require Seller to expend a sum of money which it could not reasonably have anticipated on the date of execution of this Agreement, or (ii) require Purchaser to expend a sum of money which it could not reasonably have anticipated on the expiration of the Review Period.

         16.12 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         16.13 Attorneys' Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, the nonprevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages, and expenses, including attorneys' fees, expended or incurred in connection therewith.

         16.14 Qualification on Confidentiality. Notwithstanding the confidentiality requirements elsewhere herein contained, it is acknowledged that Purchaser is an affiliate of a company whose shares are traded to the general public. In connection therewith, Purchaser will have the absolute and unbridled right to market such securities and prepare all statements and other papers, documents and instruments necessary or reasonably required in Purchaser's judgment as the case may be and that of its respective attorneys and underwriters, to file same with the U.S. Securities and Exchange Commission and/or similar state or foreign authorities, and to disclose therein and thus to its underwriters, to the U.S. Securities and Exchange Commission and/or to similar state or foreign authorities and to the public all of the terms, conditions and provisions of this Agreement.

         16.15 Rules of Construction. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.





HOTEL PURCHASE AGREEMENT - Page 24

                        [PAGE 25 INTENTIONALLY DELETED]

Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

         IN WITNESS WHEREOF, this Agreement has been entered into effective as of the 28th day of July, 1997.





HOTEL PURCHASE AGREEMENT - Page 26

                               SELLER:

                               R. T. LAND VENTURE, INC.



                               By:      /s/ ROLAND W. SAMPLES
                                        -----------------------------------
                               Name:        Roland W. Samples
                                        -----------------------------------
                               Title:       President
                                        -----------------------------------


                               VALDOSTA C.I. ASSOCIATES, L.P.
                               By: Its General Partner,
                                   Clubhouse Properties, Inc.


                               By:      /s/ ROLAND W. SAMPLES
                                        -----------------------------------
                               Name:        Roland W. Samples
                                        -----------------------------------
                               Title:       President
                                        -----------------------------------


                               TRANSAMERICAN INVESTMENT PROPERTIES, INC.


                               By:      /s/ DAVID H. AULL
                                        -----------------------------------
                               Name:        David H. Aull
                                        -----------------------------------
                               Title:       President
                                        -----------------------------------


HOTEL PURCHASE AGREEMENT - Page 27

                                   PURCHASER

                                   WYNDHAM HOTEL CORPORATION


                                   By:   /s/ LESLIE V. BENTLEY
                                      --------------------------------------
                                   Name:     Leslie V. Bentley
                                         -----------------------------------
                                   Title:    Executive Vice President
                                         -----------------------------------




HOTEL PURCHASE AGREEMENT - Page 28